Exhibit 23.9
CONSENT OF MANNON ASSOCIATES, INC.
The Board of Directors
Delta Petroleum Corporation
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Delta Petroleum Corporation and in the related Prospectus (collectively, “Amendment No. 2 to the Registration Statement”) of the Delta Petroleum Corporation Transition Report on Form 10-K for the six months ended December 31, 2005, which includes our name and information regarding our review of the reserve estimates for Delta Petroleum Corporation. We further consent to the use of our name in the “Experts” section of Amendment No. 2 to the Registration Statement.

MANNON ASSOCIATES, INC.
/s/ Robert W. Mannon
Robert W. Mannon, President
Santa Barbara, California
March 27, 2006